Exhibit 99.1

June 10, 2010

Tofutti Press Release

Company Contact:               Steve Kass
Chief Financial Officer
(908) 272-2400
(908) 272-9492 (Fax)

TOFUTTI ANNOUNCES RESULTS OF ANNUAL MEETING AND THE DEVELOPMENT OF THREE NEW FOOD PRODUCTS

Cranford, New Jersey -- June 10, 2010 -- TOFUTTI BRANDS INC. (NYSE AMEX  Symbol: TOF) today announced the results of its annual meeting of shareholders and the development of three new food products.

The Company’s shareholders elected David Mintz, Neal Axelrod, Joseph Fischer, Aaron Forem, Philip Gotthelf, Reuben Rapoport and Franklyn Snitow as  directors to serve until the next annual meeting and ratified the selection of Amper, Politziner & Mattia, LLP as the Company’s  independent registered public accounting firm for fiscal 2010.

In addition, David Mintz, the Company’s Chief Executive Officer and Chairman of the Board of Directors announced the development of three new dairy-free food products. The first new product is the first commercially available nondairy and gluten-free ricotta cheese product. The second new product is a dairy-free, sugar-free,  frozen dessert than incorporates Stevia as the sweetening agent. The Company believes that this is the first frozen dessert to utilize the natural Stevia as a sweetener. Mr. Mintz also announced the development of a newly re-formulated frozen pizza with a dairy-free, trans fat-free cheese topping. All three products are expected to be available on grocers’ shelves within the next six months.

TOFUTTI BRANDS INC. is principally involved in the development, production and marketing of TOFUTTI brand soy-based, dairy-free frozen desserts, soy-based dairy free cheese products and other soy-based, dairy-free food products.  TOFUTTI products are sold in grocery stores, supermarkets, health and convenience stores throughout the United States and in approximately twenty-five other countries.

Some of the statements in this press release concerning the Company’s future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Actual results may vary significantly based upon a number of factors including, but not limited to business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.